Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

The Board of Directors
Shenandoah Telecommunications Company:

We consent to the incorporation by reference in the registration statements on Form S-3D (No. 333-74297) and Form S-8 (Nos. 333-127342 and 333-196990) of Shenandoah Telecommunications Company of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Shenandoah Telecommunications Company and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II – Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Shenandoah Telecommunications Company.

Our report dated February 25, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that Shenandoah Telecommunications Company and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2020, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

The Company’s control environment was not effective, because the Company did not have a sufficient number of trained resources with expertise in technical accounting, internal control over financial reporting, and the design and implementation of information technology solutions to complete its remediation efforts. As a result, the Company was unable to maintain an effective information and communication process, and did not have effective process-level control activities over the following areas:

•Property, plant, and equipment and depreciation expense

•Purchasing (current liabilities and operating expenses)

Our report dated February 25, 2021, on the consolidated financial statements, contains an explanatory paragraph that refers to a change in the method of accounting for leases.

/s/ KPMG LLP

McLean, VA
February 25, 2021